(Face of Note)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

UNTIL 40 DAYS AFTER THE LATER OF THE DAY ON WHICH THE NOTES ARE FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S, AS DEFINED BELOW) AND THE DATE OF THE CLOSING OF THE OFFERING OF THE NOTES, AN OFFER OR SALE OF THE NOTES WITHIN THE UNITED STATES (AS DEFINED IN THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT (“REGULATION S”), (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES THAT IT WILL NOT PRIOR TO (X) THE DATE WHICH IS 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE (OR OF ANY PREDECESSOR OF THIS NOTE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED THAT THE COMPANY, THE TRUSTEE, THE REGISTRAR AND THE TRANSFER AGENT SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THAT AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY, THE TRUSTEE, THE REGISTRAR AND THE TRANSFER AGENT IS COMPLETED AND DELIVERED BY THE TRANSFEROR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATIONS.

THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL 40 DAYS AFTER THE LATER OF THE DATE OF THE COMMENCEMENT OF THE OFFERING AND THE DATE OF ORIGINAL ISSUANCE, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S (OR RULE 144A, IF AVAILABLE) UNDER THE SECURITIES ACT.

GUARANTEED SENIOR SECURED FLOATING RATE NOTES DUE 2012

ISIN: XS0280734889
Common Code: 028073488

No. 1	$40,000,000

FUSHI INTERNATIONAL, INC.

promises to pay to The Bank of New York, a New York banking corporation, or registered assigns, as common depositary for Clearstream Banking, sociėtė anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), or registered assigns, the principal sum of Forty Million Dollars ($40,000,000) on January 24, 2012, or such greater or lesser principal amount at the Stated Maturity hereof as is indicated in the records of the Trustee and the Common Depositary.

Interest Payment Dates: January 24 and July 24, commencing July 24, 2007.

Record Dates:  January 10 and July 10.

Dated: January 25, 2007.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

FUSHI INTERNATIONAL, INC.

By: ________________________
___________________________
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Global
Notes referred to in the
within-mentioned Indenture:

THE BANK OF NEW YORK,
a New York banking corporation,
as Trustee

By: _____________________
       Authorized Signatory

Dated January 25, 2007

NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated January 25, 2007 (the “Indenture”), among Fushi International, Inc., as issuer (the “Company”), the Guarantor listed on the signature pages thereto and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 9 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. This Guarantee is subject to release as and to the extent set forth in Section 9.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

FUSHI HOLDINGS, INC.

By:__________________________
      Name:
      Title:

(Back of Note)

GUARANTEED SENIOR SECURED FLOATING RATE NOTES DUE 2012

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest.  FUSHI INTERNATIONAL, INC., a Nevada corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum, reset semi-annually, equal to LIBOR (as determined by the Calculation Agent from the Issue Date) plus the Margin until maturity. For the avoidance of doubt, LIBOR will be used for all interest periods without interpolation, including the first interest period beginning on the Issue Date and ending on July 24, 2007. The “Margin” shall initially be 7.00% and shall become 5.60% from and after the date of completion of a Qualifying IPO that occurs on or before July 24, 2008. Promptly upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next interest period. The Company shall pay interest semi-annually on January 24 and July 24 of each year, or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect and such extension of time shall in such case be included in the computation of Interest accruing on such Note; provided, however, that if such extension would cause payment of Interest to be made in the next following calendar month, such payment shall be made on the next preceding Business Day (each an “Interest Payment Date”). Interest shall accrue from and including the most recent date to which interest has been paid on the Notes (or one or more Predecessor Notes) or, if no interest has been paid, from the date of issuance, to but excluding the following Interest Payment Date; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 24, 2007. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 5% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as such rate may be modified by United States law of general application.

2. Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 10 or July 10 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Registrar and Calculation Agent.  Initially, The Bank of New York, a New York banking corporation, the Trustee under the Indenture, shall act as Paying Agent, Registrar and Calculation Agent.  The Company may change any Paying Agent, Registrar or Calculation Agent without notice to any Holder.  The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated January 25, 2007 (“Indenture”) among the Company, the guarantor party thereto (the “Guarantor”) and the Trustee.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

The Notes shall not be redeemable at the option of the Company prior to January 24, 2008. Beginning on January 24, 2008, the Company may redeem all (but not less than all) of the Notes, after giving the notice required pursuant to Section 3.02 of the Indenture. The Notes may be redeemed at the redemption prices set forth below (expressed as a percentage of principal amount), plus accrued and unpaid interest to but excluding the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on January 24 of the years set forth below:

Year	Percentage
2008	106%
2009	104%
2010	102%
2011 and thereafter	100%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any notice to the Holders of Notes of a redemption pursuant to this paragraph 5 shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.04 of the Indenture.

6.Mandatory Redemption.

The Company agrees that on the dates indicated in the following table, the Company will prepay and there shall become due and payable the corresponding principal amount (or such lesser principal amount as shall then be outstanding) in respect of the aggregate principal Debt evidenced by the Notes.

Date Amount	Principal

July 24, 2009	$5,000,000
January 24, 2010	$5,000,000
July 24, 2010	$5,000,000
January 24, 2011	$5,000,000
July 24, 2011	$10,000,000

The entire remaining principal amount of the Notes shall become due and payable on January 24, 2012. Each required prepayment made pursuant to this paragraph 6 shall be made at 100% of principal amount and without payment of any premium and allocated among all of the Notes in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. Upon any repurchase of the Notes pursuant to paragraph 7, the principal amount of each required prepayment of the Notes becoming due under this paragraph 6 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

In the case of each prepayment of Notes pursuant to this paragraph 6, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $100,000 or an integral multiple of $100,000) of such Holder’s Notes (a “Change of Control Offer”) at a purchase price in cash equal to 102% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Purchase Date).

(b) Upon the occurrence of a Designated Event, each Holder shall have the right to require the Company to repurchase all or any part (equal to $100,000 or an integral multiple of $100,000) of such Holder’s Notes (a “Designated Event Offer”) at a purchase price in cash equal to 110% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest to, but excluding, the Designated Event Payment Date).

(c) If the Company or one of its Subsidiaries consummates any Asset Sales, they shall not be required to apply any Net Available Cash in accordance with the Indenture until the aggregate Net Available Cash from all Asset Sales following the date the Notes are first issued exceeds $5.0 million. Thereafter, the Company shall, after application of the additional aggregate $5.0 million of Net Available Cash as provided in the second paragraph of Section 4.12 of the Indenture, commence an offer for Notes pursuant to the Indenture by applying the Net Available Cash (an “Asset Sale Offer”) pursuant to Section 3.07 of the Indenture to purchase the maximum principal amount of Notes that may be purchased out of the Net Available Cash at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Net Available Cash, the Company (or such Subsidiary) may use such deficiency first to repay certain credit facilities or any other Senior Debt of the Company or any Guarantor or Debt of any Subsidiary of the Company that is not a Guarantor (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company), and only thereafter, for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Net Available Cash, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption.  Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $100,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $100,000.  This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver.  Subject to certain exceptions, the Company and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture or the Notes (except for certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder) may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add additional Guarantees or additional obligors with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, or to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

12. Defaults and Remedies.  Each of the following is an Event of Default under the Indenture: (a) failure to make the payment of any interest on such Notes when the same becomes due and payable, and such failure continues for a period of 15 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of such Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, mandatory redemption, optional redemption, required repurchase or otherwise, including payment of Additional Amounts; (c) failure to comply with Section 5.01 of the Indenture; (d) failure to comply with any other covenant or agreement in such Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (a), (b) or (c) and other than the failure to comply with Section 4.25 of the Indenture, for which payment of Additional Amounts is provided for under the Indenture and is governed by Section 4.01 thereof), and such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of such Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” (e) a default under any Debt by the Company or any Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $3.0 million or its foreign currency equivalent at the time; (f) any legal proceedings in respect of, or judgment or judgments for, the payment of money in an aggregate amount in excess of $1.0 million (or its foreign currency equivalent at the time) that shall be instituted or rendered against the Company or any Subsidiary; (g) any Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or any Guarantor denies or disaffirms its obligations under its Guarantee; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries; (i) any default by the Company or Future Guarantor Pledgor in any of its obligations under the Security Documents, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect; the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; (j) the Company or any Future Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Trustee ceases to have a first priority interest in the Collateral; (k) the Company, the WFOE or Dalian Fushi amends or modifies their respective constitutive documents in such a manner that would have a Material Adverse Effect or engages any business other than a Related Business; (l) either (i) any Restructuring Agreement (or all Restructuring Agreements considered as a whole), the Indenture, the Notes, any loan made directly or indirectly from the

Company to the WFOE, or any Security Document shall be (A) declared by any Governmental Authority to be illegal or enforceable or (B) terminated prior to its scheduled termination date, or (ii) any party to a Restructuring Agreement shall deny that it has any liability or obligation under any such Restructuring Agreement to which it is a party and such party shall have ceased performance thereunder prior to its scheduled expiration date; (m)(i) the confiscation, expropriation or nationalization by any Governmental Authority of any Property of the Company or any of its Subsidiaries or their respective interests in any Restructuring Agreement (or all Restructuring Agreements considered as a whole); or (ii) the cancellation, or material and substantially adverse modification, of the rights of the WFOE pursuant to the Restructuring Agreements, or (iii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted Governmental Approval to Dalian Fushi or the WFOE that is material to the operation of the Related Business; or (iv) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on Dalian Fushi or the WFOE, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature; (n) failure by the Company or any Affiliate thereof (other than any Person who is an Affiliate solely because such Person is a holder of Notes or Convertible Notes) to comply with any of the agreements in that certain Investor Rights Agreement dated the Issue Date by and among the Company, the WFOE, Dalian Fushi, certain Affiliates of the Company and the other Persons therein named if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default;” or (o) failure by the Company to comply with the Escrow Agreement if such failure continues for 30 days after written notice is given to the Company by the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default.”

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.

15. Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Original Issue Discount. For purposes of sections 1272, 1273 and 1275 of the Internal Revenue Code of 1986, as amended, this Note is being issued with Tax Original Issue Discount and the issue date of this Note is January 25, 2007.

18. Governing Law. The Indenture, the Guarantee and this Note shall be governed by and construed in accordance with the law of the state of New York.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or 4.17 or 4.26 of the Indenture, check the box below:

☐ Section 4.12    Purchase Date:_______________

☐ Section 4.17

☐ Section 4.26

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.12 or 4.17 or Section 4.26 of the Indenture, state the amount you elect to have purchased: $_____________________

Date:_______________________________ Your
Signature:________________________________
    (Sign exactly as your name appears on the Note)

SIGNATURE GUARANTEE:

________________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint_________________________________________________________________
as agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.
___________________________________________________________________________________

Date: ______________
Your Signature:_________________________________
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian